Exhibit 99.3

DUTCHESS CAPITAL MANAGEMENT, LLC
50 Commonwealth Ave, Suite 2
Boston, MA 02116
Phone: (617) 301-4700

1110 Route 55, Suite 206
LaGrangeville, NY 12540
Phone: (845) 575-6770

March 26, 2008

VIA FACSIMILE, FEDEX AND ELECTRONIC MAIL

Mr. Alvin J. Estevez
Chief Executive Officer
Enigma Software Group, Inc.
150 Southfield Avenue, Suite# 1432
Stamford, CT 06902

Re:  Notice of Default

Dear Mr. Estevez:

We write to you regarding the following documents and agreements (collectively, the “Agreements”): (i) those certain Secured Convertible Debentures due June 28, 2011 and issued by Enigma Software, Inc. (“Enigma” or the “Debtor”) to Dutchess Private Equities Fund, Ltd. or its affiliates (collectively, “Dutchess”) (the “2011 Debentures”); (ii) those certain Secured Convertible Debentures due July 20, 2012 and issued by Enigma to Dutchess (the “2012 Debentures” and collectively with the 2011 Debentures, the “Debentures”); and (iii) that certain Security Agreement, dated June 28, 2006, by and between Dutchess and Enigma (the “Security Agreement”).

As you know, Enigma has failed to make payments due to Dutchess in December 2007 and January, February and March 2008 as required under either of the Debentures and such failure constitutes a material breach of each of the Agreements and a Event of Default under Section 6.1 of each of the Debentures and Section 4(a) of the Security Agreement. Accordingly, Dutchess hereby provides you with this written notice of default under each of the Agreements.

Under the terms of the Security Agreement and the Debentures, Dutchess is entitled to exercise any or all of the following remedies, among others, upon the occurrence of the foregoing defaults: (i) increase the face amount of the Debentures by 10% as an initial penalty for each Event of Default and an additional 2.5% per month payable to Dutchess (pro rata for partial periods) as liquidated damages; (ii) declare the remaining principal amount of the Debentures, together with all accrued interest and liquidated damages, to be immediately due and payable; (iii) take possession of the Collateral (as such term is defined in the Security Agreement) and, without removal, render the Equipment (as such term is defined in the Security Agreement) unusable and dispose of Collateral on the Debtor’s premises; (iv) sell, lease, license, or otherwise dispose of any or all of the Collateral; or (v) use or operate the Collateral pursuant to the Security Agreement.

Mr. Alvin J. Estevez
March 26, 2008

Duchess hereby confirms it has exercised its right to increase the face amount of each of the Debentures by the full amounts permitted under and pursuant to each of the Debentures and, pursuant to Section 6.3 of each of the Debentures, hereby declares the remaining principal amount of each of the Debentures, together with all accrued interest and any liquidated damages thereon, to be immediately due and payable in full. Nothing herein is intended to waive, and Dutchess expressly reserves, all of its rights to recover any and all amounts due to Dutchess under the Agreements and to enforce all of its legal rights and remedies under the Agreements, without limitation, at any time.

Dutchess intends to enforce its rights and remedies, in arbitration, as set forth in the Agreements if payment or other acceptable settlement terms are not made immediately. If we do not receive an adequate response to this letter on or before March 28, 2008, we will enforce the terms of the Agreements.

Very truly yours,

DUTCHESS PRIVATE EQUITIES FUND, LTD.

/s/ Michael A. Novielli
Michael A. Novielli, Director